Exhibit 10.7

Project Information and Proposal

For

Cyber Informatix Inc.

Presented by:

Dwayne Melcher – Melcher Media & Design (306) 359-1085

#201 - 2160 Victoria Ave., E. Regina, SK S4N 7B9
Ph: 306.359.1085  •  Fax: 306.359.1709
www.melcher.ca  •  info@melcher.ca

Cyber Informatix Project;
Submitted by Melcher Media & Design – October 17, 2008

Company Profile

Melcher Media & Design was started in 2002 by owner Dwayne Melcher and has been producing great work ever since. We have many clients throughout Regina, Saskatoon and the rest of Saskatchewan as well as other parts of Canada and the US.  Teamed up with us to help promote our business we have representation in British Columbia, Alberta and Ontario.

Our wide range of services including 3d animation, website design & development, graphic design and website hosting allow us to customize each project, ensuring an effective high quality project.  We provide you with that high standard of service available in the industry and you receive a very straightforward approach to your business needs at honest prices! All this with quality and care.

We use both digital and traditional means to deliver an inspiring graphic designs, multimedia, 3d animation and website solutions by turning the ordinary into the extraordinary, and far exceeding the expected.  Melcher Media & Design is dedicated to pushing the creative envelope.

Our professional management team and staff with over 30 years of combined experience are constantly pushing the boundaries in an effort to help our clients evolve with the ever-changing world of digital media. With our wide variety of technical skills and attention to detail we can provide services in digital compositing, rotoscoping, 3D character modeling and animation, as well as design, writing, development, and pre-production services.

Our art department prides itself on its imaginative ability to develop your project with a distinct look, feel and quality that Melcher Media & Design brings to all of its productions.

Services .. . .

• Website Design & Development
• Website Hosting
• Compositing & Visual FX
• 2D & 3D Animation
• Graphic Design
• Multimedia
• Digital Signage & Kiosks
• Software Development

You can see examples of our work in our portfolio at www.melcher.ca

Cyber Informatix Project;
Submitted by Melcher Media & Design – October 17, 2008

The Team

Dwayne Melcher – President & Project Manager

Dwayne Melcher has been working as a professional production designer and project manager since 2003 after he graduated with a diploma in 3D Animation and Design from New Media Campus in Regina, Saskatchewan.

Working for different production companies full time as well as freelance work in Regina over the past 5 years has given Dwayne the ability to create high-quality digital media and designs efficiently and effectively. Producing marketing tools, designs and strategic presentation for over 150 companies locally and nationally allows for the implementation of creative and eye catching designs. Experience in 3D/2D animation, website design, graphic design and other media design allows for the production of a wide variety of mediums to suite any campaign big or small across different needed platforms.

Some of the different clients and customers Dwayne has worked with while working full time and freelance include: Boston Pizza, Best Western Seven Oaks, 4 Square Productions, Imagination Ink, Saskatchewan Outdoors, Press Box, Saskatchewan Interactive, Festiv-Ale, Regina Progress Club and Algodyne Energy Corp.

Dan Irvine - Marketing Director & Customer Relationship Manager

Dan Irvine has been a professional Marketer for over 5 years in both the Private and Public sectors. His specialties include comprehensive campaign strategy, guerilla advertising, medium purchasing, brand equity and product management. Born and raised in Regina, Saskatchewan, Dan graduated from the Faculty of Administration through the University of Regina and immediately embraced his entrepreneurial nature and began developing advertising campaigns for nonprofit organizations and event planning.

Dan prides himself in his in-depth knowledge of “Pop Culture” and the motivators of the Youth and Young adult markets. From a marketing perspective, he has worked on everything from multi-million dollar advertising campaigns and nation-wide contests, to trade show demonstrations and collateral development. There is little Dan won’t do to promote what he believes in and he truly feels that “everything has a bright side as long as you say it right”.

Cyber Informatix Project;
Submitted by Melcher Media & Design – October 17, 2008

Dustin Nielsen – Website Developer

Dustin is a professional Website Developer, gaining his knowledge from the University of Regina and self teaching. He has been doing web development since 2003 and has been a freelance consultant since 2006. Dustin has experience with a variety of web-based languages, allowing him to take the reigns on any web design contract and build exactly what the client wants. He is skilled with XHTML, CSS, Javascript, AJAX, PHP, and MySQL. He also has extensive knowledge in interface development, in order to build the best interface possible for the type of people the site will be catering to. In addition to this, he is also skilled with search engine optimization to help make sure your website gets as much attention as it possibly can.

A few of Dustin's accomplishments include website design for Planet Scuba and for Ultimate Martial Arts Championship. He has also designed web based database applications for Access Communications in Regina. He is also the Project Manager on a project to develop a cost effective web based home automation system.

Ovidiu Mocanu – Website/Application Developer (7 + years)

Ovidiu possesses a Ph.D. in Computer Science from the University of Transylvania, (Romania). In recent years Ovidiu’s career has focused on Microsoft technologies, including the latest release of MOSS (Microsoft Office SharePoint Server) 2007, and .Net development tools. As the lead technical resource he architected and implemented a new Intranet environment using MOSS 2007, including integration to existing systems. Ovidiu was instrumental in selecting the MOSS 2007 product, and has been key in demonstrating the products capabilities. In addition, Ovidiu is the lead support and development resource for a newly developed .Net application. This requires in depth understanding of the application and environment, constant and clear communication with the client, and a drive to continuously improve the processes and effectiveness of the application. Ovidiu has worked extensively developing computer systems for the Canadian Federal Government as well as free-lance work.

Programming: .NET 1.1, 2.0 and 3.5 (C# and ASP.NET); AJAX; Web Services; Java (Java Servlets, Java Server Pages) – entry level; PHP; HTML; JavaScript; DHTML; XML; XSLT and XSLFO; CSS; PDF reporting.
Databases: SQL Server 2000; Oracle (10g, 9i, 8i) – including PL/SQL, MySQL, Access.
Web servers (setup, configuration, and maintenance): IIS 5.0 and 6.0, Tomcat on Windows, Apache on Windows, JBoss on Windows.
Development tools: Visual Studio 2003/2005/2008, Altova Suite (XmlSpy, StyleVision), Adobe Dreamweaver and Fireworks, SharePoint Designer.
CAD: AutoCAD – 1 year experience (2D). Used for planning of residential gas installations.
Operating systems: Windows 9x/NT/2000/XP/2003/Vista, Linux (entry level) -RedHat and Mandrake.

Cyber Informatix Project;
Submitted by Melcher Media & Design – October 17, 2008

Project Information

Website

•	Re-design, development and updating of ecommerce site with product information www.cyberinformatix.com
•	Implementation of www.personalelectronicorganizer.com with full ecommerce and SEO optimization
•	Contract work by Dustin Nielsen

**Billed @ $50/hour

Graphic Design

•	Re-design of Cyber Informatix logo
•	Re-design of 6 software logos
•	Design of software boxes

**Billed @ $50/hour

SEO Work

•	SEO work of www.cyberinformatix.com and www.personalelectronicorganizer.com
•	Updating and optimization of sites with resources and services of GetCustomers.com
•	Submission to directories and online article resources
•	Registration of new key rich words and domains
•	Select Links Plan

o	Guaranteed minimum of 40 one-way links to your site.
o	Thematically related links to your site from high PR (Page Rank) sites (we start with higher PR sites and work down). Anchor text is varied.
o	Can provide deep linking to pages inside your site. Links typically become permanent parts of the web sites linking to you.
o	Written Optimization Review of your site with recommendations for improvement from one of our SEO Professionals.
o	Two 30-minute phone consultations with a Senior SEO Professional. Ask questions about optimizing your site, etc.
o	Full linking report details exactly where your one-way links came from (in Excel).

•	Contract work by GetCustomers.com

**Billed @ $50/hour and $4300 for SEO submission and domains

Cyber Informatix Project;
Submitted by Melcher Media & Design – October 17, 2008

Hosting

•	Hosting of www.cyberinformatix.com and www.personalelectronicorganizer.com
•	Hosting – 4 BG space, 25 GB bandwidth, 30 e-mail, 24/7 network monitoring, 99.9% uptime, virus scanning, web statics, etc. – provided by Blue Genesis in Toronto and Florida

**Billed @ $175/year

Software Development Proposal

•	Software upgrade and improvements to Cyber Informatix’s Organizer 6.0 software product with full working version on all Windows based platforms.
•	Upgrading with new interface, .NET platform to improve all functionality to software
•	Contract work by Chris Erlendson and Ovidiu Mocanu

**Billed @ $50/hour

_________________________________________________________

The parties have agreed to the foregoing terms as detailed above and execute this agreement on the  15th day of October, 2007:

For MELCHER MEDIA & DESIGN:

/S/ Dwayne Melcher
__________________________
By: Dwayne Melcher, President

For CYBER INBFORMATIX, INC.:

/s/ Donald C. Jones                                                                /s/ Terry G. Bowering
__________________________                                            __________________________
By: Donald C. Jones                                                                     By: Terry G. Bowering
         Director, President & CEO                                                         Director, Secretary